Pricing Supplement No. 17,836 Registration Statement Nos. 333-293641; 333-293641-01 Dated August 13, 2026 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $7,345,990 Trigger GEARS

Linked to a Basket of International Indices due August 15, 2031

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger GEARS (the “Securities”) are unsecured and unsubordinated debt securities issued by Morgan Stanley Finance LLC (“MSFL”) and fully and unconditionally guaranteed by Morgan Stanley with returns linked to the performance of a weighted basket of international indices (the “Basket”), consisting of the EURO STOXX 50® Index, the Nikkei Stock Average, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index, each of which we refer to as an “Underlier” and together as the “Underliers.” If the Basket Return is greater than zero, MSFL will pay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Basket Return multiplied by (iii) the Upside Gearing of 1.65. If the Basket Return is less than or equal to zero, MSFL will either pay the full Principal Amount at maturity, or, if the Final Basket Level is less than the Downside Threshold, MSFL will pay significantly less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return. These long-dated Securities are for investors who seek an equity basket-based return and who are willing to risk a loss on their principal and forgo current income in exchange for the Upside Gearing feature and the contingent repayment of principal, which applies only if the Final Basket Level is not less than the Downside Threshold, each as applicable at maturity. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose a significant portion or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates

❑Enhanced Growth Potential: If the Basket Return is greater than zero, the Upside Gearing feature will provide leveraged exposure to any positive Basket Return, and MSFL will pay the Principal Amount at maturity plus pay a return equal to the Basket Return multiplied by the Upside Gearing. If the Basket Return is less than zero, investors may be exposed to the negative Basket Return at maturity.

❑Contingent Repayment of Principal at Maturity: If the Basket Return is equal to or less than zero and the Final Basket Level is not less than the Downside Threshold, MSFL will pay the Principal Amount at maturity. However, if the Final Basket Level is less than the Downside Threshold, MSFL will pay less than the full Principal Amount, if anything, resulting in a significant loss of principal that is proportionate to the percentage decline in the value of the Basket. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

	Trade Date	August 13, 2026
	Settlement Date	August 17, 2026
	Final Valuation Date*	August 13, 2031
	Maturity Date*	August 15, 2031

*Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate us TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the UnDERLIERS, WHICH CAN RESULT IN A LOSS OF A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING our DEBT OBLIGATIONS.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

We are offering Trigger GEARS Linked to a Basket of International Indices. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Basket. The Securities are offered at a minimum investment of 100 Securities at the Price to Public listed below.

Basket	Basket Weighting	Initial Level	Upside Gearing	Initial Basket Level	Downside Threshold	CUSIP	ISIN
EURO STOXX 50® Index (Bloomberg ticker: SX5E)	40%	6,545.47	1.65		75, which is 75% of the Initial Basket Level	61780K236	US61780K2362
Nikkei Stock Average (Bloomberg ticker: NKY)	25%	68,308.59
FTSE® 100 Index (Bloomberg ticker: UKX)	17.5%	10,772.67		100
Swiss Market Index® (Bloomberg ticker: SMI)	10%	14,475.13
S&P®/ASX 200 Index (Bloomberg ticker: AS51)	7.5%	9,188.494

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement, index supplement, and tax supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement, index supplement, tax supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.470 per Security. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.35	$9.65
Total	$7,345,990	$257,109.65	$7,088,880.35

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.35 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 26 of this pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 26.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 26 of this pricing supplement.

Morgan Stanley UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, an index supplement and a tax supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement, tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the index supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement, tax supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Prospectus supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005452/dp244181_424b2-seriesa.htm

♦Index supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005457/dp244875_424b2-indexsupp.htm

♦Tax supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005451/dp244874_424b2-sats.htm

♦Prospectus dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005450/dp244347_424b2-basepro.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Autocallable GEARS that are offered hereby. Also, references to the accompanying “prospectus,” “prospectus supplement,” “index supplement” and “tax supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 8, 2026, the prospectus supplement filed by MSFL and Morgan Stanley dated April 8, 2026, the index supplement filed by MSFL and Morgan Stanley dated April 8, 2026 and the tax supplement filed by MSFL and Morgan Stanley dated April 8, 2026, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement, index supplement, tax supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement, index supplement, tax supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is $9.470.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underliers. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underliers, instruments based on the Underliers, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Upside Gearing and the Downside Threshold, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underliers, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as a weighted investment in the Underliers included in the Basket.

♦You understand and accept the risks associated with the Underliers.

♦You are willing to hold the Securities to maturity, as set forth on the cover of this pricing supplement, and accept that there may be little or no secondary market for the Securities.

♦You believe the Basket will appreciate over the term of the Securities and you are willing to invest in the Securities based on the Upside Gearing of 1.65.

♦You can tolerate fluctuations of the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underliers.

♦You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as a weighted investment in the Underliers included in the Basket.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not understand and accept the risks associated with the Underliers.

♦You are unable or unwilling to hold the Securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You believe that the level of the Basket will decline during the term of the Securities and is likely to close below the Downside Threshold on the Final Valuation Date.

♦You are not willing to invest in the Securities based on the Upside Gearing of 1.65.

♦You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by us or another issuer with a similar credit rating.

♦You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Underliers.

♦You are not willing or are unable to assume the credit risk associated with us for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus and “Risk Factors” beginning on page 4 of the accompanying tax supplement for risks related to an investment in the Securities. For additional information about the Underliers, see the information set forth under “EURO STOXX 50® Index,” “Nikkei Stock Average,” “FTSE® 100 Index,” “Swiss Market Index®” and “S&P®/ASX 200 Index” on pages 12, 14, 16, 18 and 20, respectively.

Final Terms	Investment Timeline

Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price (per Security)	$10.00 per Security
Principal Amount	$10.00 per Security
Term	5 years
Basket	The Securities are linked to a weighted basket of indices, each of which we refer to as an “Underlier,” as follows:
	EURO STOXX 50® Index	40%
	Nikkei Stock Average	25%
	FTSE® 100 Index	17.5%
	Swiss Market Index®	10%
	S&P®/ASX 200 Index	7.5%
Downside Threshold	75, which is 75% of the Initial Basket Level
Upside Gearing	1.65
Payment at Maturity (per Security)

If the Basket Return is greater than zero, MSFL will pay you an amount calculated as follows:

$10 + [$10 × (Basket Return × Upside Gearing)]

If the Basket Return is less than or equal to zero and the Final Basket Level is greater than or equal to the Downside Threshold, MSFL will pay you a cash payment of:

$10 per Security

If the Final Basket Level is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

 $10 + ($10 × Basket Return)

In this case, you could lose up to all of your Principal Amount in an amount proportionate to the negative Basket Return.

Basket Return	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	100
Final Basket Level

On the Final Valuation Date, the Final Basket Level is calculated as:

100 × [1 + (SX5E Return × 40%) +
(NKY Return × 25%) + (UKX Return × 17.5%) + (SMI Return × 10%) + (AS51 Return × 7.5%)]

Each of the returns set forth in the formula above refers to the return of the relevant Underlier, which represents the percentage change from the Initial Level for that Underlier to the Final Level for that Underlier.

Trade Date	August 13, 2026
Settlement Date	August 17, 2026
Final Valuation Date	August 13, 2031*
Maturity Date	August 15, 2031*
Initial Level

In the case of the EURO STOXX 50® Index, 6,545.47; in the case of the Nikkei Stock Average, 68,308.59; in the case of the FTSE® 100 Index, 10,772.67; in the case of the Swiss Market Index®, 14,475.13; and in the case of the S&P®/ASX 200 Index, 9,188.494; each of which is the Closing Level of such Underlier on the Trade Date.

Final Level	With respect to each Underlier, the Closing Level of such Underlier on the Final Valuation Date.
CUSIP / ISIN	61780K236 / US61780K2362
Calculation Agent	Morgan Stanley & Co. LLC

*Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

The Initial Levels were observed, the Initial Basket Level was set to 100 and the Upside Gearing was set.

The Final Basket Level and Basket Return are determined on the Final Valuation Date.

If the Basket Return is greater than zero, MSFL will pay you a cash payment per Security equal to:

$10 + [$10 × (Basket Return × Upside Gearing)]

If the Basket Return is less than or equal to zero and the Final Basket Level is greater than or equal to the Downside Threshold on the Final Valuation Date, MSFL will pay you a cash payment of $10 per $10 Security.

If the Final Basket Level is less than the Downside Threshold on the Final Valuation Date, MSFL will pay you a cash payment at maturity equal to:

$10 + ($10 × Basket Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and tax supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦The Securities do not guarantee any return of principal – The terms of the Securities differ from those of ordinary debt securities in that MSFL is not necessarily obligated to repay any of the Principal Amount at maturity. If the Final Basket Level is less than the Downside Threshold (which is 75% of the Initial Basket Level), you will be exposed to the full negative Basket Return and the payout owed at maturity by MSFL will be an amount in cash that is at least 25% less than the $10 Principal Amount of each Security, resulting in a loss proportionate to the decrease in the value of the Basket from the Initial Basket Level to the Final Basket Level. There is no minimum payment at maturity on the Securities, and, accordingly, you could lose all of your Principal Amount in the Securities.

♦You may incur a loss on your investment if you sell your Securities prior to maturity – The Downside Threshold is observed on the Final Valuation Date, and the contingent repayment of principal applies only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the level of the Basket would be above the Downside Threshold at that time.

♦The Upside Gearing applies only if you hold the Securities to maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the Basket Return even if such return is positive. You can receive the full benefit of the Upside Gearing from MSFL only if you hold your Securities to maturity.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities – You are dependent on our ability to pay all amounts due on the Securities at maturity, if any, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets – As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The Securities do not pay interest – MSFL will not pay any interest with respect to the Securities over the term of the Securities.

♦The market price of the Securities may be influenced by many unpredictable factors – Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market (if at all), including:

othe value of the Underliers at any time,

othe volatility (frequency and magnitude of changes in value) of each of the Underliers,

odividend rates on the securities included in the Underliers,

ointerest and yield rates in the market,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underliers or stock markets generally and which may affect the Final Levels,

othe time remaining until the Securities mature, and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underliers, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underliers. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. For example, you may have to sell your Securities at a substantial discount from the principal amount of $10 per Security if the values of the Underliers at the time of sale are at or below or moderately above their Initial Levels, and especially if the level of the Basket would be near or below the Downside Threshold, or if market interest rates rise. You cannot predict the future performance of the Underliers based on their historical performance.

♦The amount payable on the Securities is not linked to the levels of the Underliers at any time other than the Final Valuation Date – The Final Basket Level will be based on the Closing Levels of the Underliers on the Final Valuation Date, subject to postponement for non-Index Business Days and certain Market Disruption Events. Even if some or all of the Underliers appreciate prior to the Final Valuation Date but then drop by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the levels of the Underliers prior to such drop. Although the actual levels of the Underliers on the stated Maturity Date or at other times during the term of the Securities may be higher than their Final Levels, the Payment at Maturity will be based solely on the Closing Levels of the Underliers on the Final Valuation Date as compared to their Initial Levels.

♦Investing in the Securities is not equivalent to investing in the Underliers or the stocks composing the Underliers – Investing in the Securities is not equivalent to investing in the Underliers or the stocks that constitute the Underliers. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Underliers. Additionally, the Underliers are not “total return” indices, which, in addition to reflecting the market prices of the stocks that constitute the Underliers, would also reflect dividends paid on such stocks. The return on the Securities will not include such a total return feature.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited – The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities – One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities, including trading in the constituent stocks of the Underliers, in futures or options contracts on the Underliers or the constituent stocks of the Underliers, as well as in other instruments related to the Underliers. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. MS & Co. and some of our other affiliates also trade the constituent stocks of the Underliers, in futures or options contracts on the constituent stocks of the Underliers, as well as in other instruments related to the Underliers, on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Levels of the Underliers, and, therefore, could increase the levels at or above which the Underliers must close on the Final Valuation Date so that investors do not suffer a significant loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Levels of the Underliers on the Final Valuation Date, and, accordingly, the amount of cash payable at maturity, if any.

♦Potential conflict of interest – As Calculation Agent, MS & Co. will determine the Initial Levels , the Upside Gearing, the Final Levels, the Final Basket Level, the Basket Return and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Underlier or calculation of the Final Basket Level in the event of a discontinuance of an Underlier or a Market Disruption Event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Final Valuation Date and Maturity Date,” “—Discontinuance of an Underlier; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” below. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates – Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underliers to which the Securities are linked.

♦The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underliers

♦The probability that the Final Basket Level will be less than the Downside Threshold will depend on the volatility of the Basket — “Volatility” refers to the frequency and magnitude of changes in the level of the Basket.  Higher expected volatility with respect to the Basket as of the Trade Date generally indicates a greater chance as of that date that the Final Basket Level will be less than the Downside Threshold, which would result in a loss of a significant portion or all of your investment at maturity.  However, the Basket’s volatility can change significantly over the term of the Securities.  The level of the Basket could fall sharply, resulting in a significant loss of principal.  You should be willing to accept the downside market risk of the Basket and the potential loss of a significant portion or all of your investment at maturity.

♦Changes in the values of one or more of the Underliers may offset changes in the values of the others – Movements in the values of the Underliers may not correlate with each other. At a time when the values of one or more Underliers increase, the values of the other Underliers may not increase as much, or may even decline. Therefore, in calculating the Basket Return, increases in the values of one or more Underliers may be moderated, or wholly offset, by lesser increases or declines in the values of the other Underliers. This will be further impacted by the different weightings of the Underliers in the Basket. Changes in the more heavily weighted Underliers will have a greater impact on the value of the Securities than changes in the lower weighted Underliers. If the Final Basket Level is less than the Downside Threshold, you will receive at maturity an amount that is significantly less than the amount of your original investment in the Securities, and which could be zero.

♦The Securities are subject to risks associated with investments in securities linked to the value of foreign equity securities – The Securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although the equity securities included in the Underliers are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

♦Governmental regulatory actions could result in material changes to the composition of the Underliers and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underliers, depending on the nature of such governmental regulatory actions and the Underlier constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlier constituent stocks that have (or historically have had) significant weights within the applicable Underlier, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the applicable Underlier and, therefore, your return on the Securities.

♦Adjustments to any of the Underliers could adversely affect the value of the Securities – The Underlier Publisher for each Underlier is responsible for calculating and maintaining such Underlier. The applicable Underlier Publisher may add, delete or substitute the stocks constituting such Underlier or make other methodological changes required by certain corporate events relating to the stocks constituting such Underlier, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlier. The Underlier Publisher may discontinue or suspend calculation or publication of any of the Underliers at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Underlier that is comparable to the discontinued Underlier, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of any of the Underliers and, consequently, the value of the Securities.

Scenario Analysis and Examples at Maturity

These examples are based on hypothetical terms. The actual terms are set forth on the cover of this pricing supplement.

The below scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Basket relative to the Initial Basket Level. We cannot predict the Final Basket Level on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Basket. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the Securities, and reflect the Upside Gearing of 1.65 and the following terms:

Investment term:	5 years
Initial Basket Level:	100
Downside Threshold:	75
Upside Gearing:	1.65

Example 1— The level of the Basket increases to a Final Basket Level of 110. The Basket Return is greater than zero and expressed as a formula:

Basket Return = (110 - 100) / 100 = 10.00%

Payment at Maturity = $10 + [$10 × (10.00% × 1.65)] = $11.65

Because the Basket Return is equal to 10.00%, the Payment at Maturity is equal to $11.65 per $10.00 Principal Amount of Securities, resulting in a total return on the Securities of 16.50%.

Example 2— The Final Basket Level is equal to the Initial Basket Level of 100. The Basket Return is zero and expressed as a formula:

Basket Return = (100 – 100) / 100 = 0.00%

Payment at Maturity = $10.00

Because the Basket Return is zero, the Payment at Maturity per Security is equal to the original $10.00 Principal Amount per Security, resulting in a zero percent return on the Securities.

Example 3— The level of the Basket decreases to a Final Basket Level of 90. The Basket Return is negative and expressed as a formula:

Basket Return = (90 - 100) / 100 = -10.00%

Payment at Maturity = $10.00

Because the Basket Return is less than zero, but the Final Basket Level is greater than or equal to the Downside Threshold on the Final Valuation Date, MSFL will pay you a Payment at Maturity equal to $10.00 per $10.00 Principal Amount of Securities, resulting in a zero percent return on the Securities.

Example 4— The level of the Basket decreases to a Final Basket Level of 40. The Basket Return is negative and expressed as a formula:

Basket Return = (40 - 100) / 100 = -60.00%

Payment at Maturity = $10 + ($10 × -60.00%) = $4.00

Because the Basket Return is less than zero and the Final Basket Level is below the Downside Threshold on the Final Valuation Date, the Securities will be fully exposed to any decline in the level of the Basket on the Final Valuation Date. Therefore, the Payment at Maturity is equal to $4.00 per $10.00 Principal Amount of Securities, resulting in a total loss on the Securities of 60.00%.

If the Final Basket Level is below the Downside Threshold on the Final Valuation Date, the Securities will be fully exposed to any decline in the Basket, and you will lose a significant portion or all of your Principal Amount at maturity.

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Basket*		Performance of the Securities
Final Basket Level	Basket Return	Upside Gearing	Payment at Maturity	Return on Securities Purchased at $10.00(1)
200	100.00%	1.65	$26.50	165.00%
190	90.00%	1.65	$24.85	148.50%
180	80.00%	1.65	$23.20	132.00%
170	70.00%	1.65	$21.55	115.50%
160	60.00%	1.65	$19.90	99.00%
150	50.00%	1.65	$18.25	82.50%
140	40.00%	1.65	$16.60	66.00%
130	30.00%	1.65	$14.95	49.50%
120	20.00%	1.65	$13.30	33.00%
110	10.00%	1.65	$11.65	16.50%
100	0.00%	N/A	$10.00	0.00%
90	-10.00%	N/A	$10.00	0.00%
80	-20.00%	N/A	$10.00	0.00%
75	-25.00%	N/A	$10.00	0.00%
74	-26.00%	N/A	$7.40	-26.00%
70	-30.00%	N/A	$7.00	-30.00%
60	-40.00%	N/A	$6.00	-40.00%
50	-50.00%	N/A	$5.00	-50.00%
40	-60.00%	N/A	$4.00	-60.00%
30	-70.00%	N/A	$3.00	-70.00%
20	-80.00%	N/A	$2.00	-80.00%
10	-90.00%	N/A	$1.00	-90.00%
0	-100.00%	N/A	$0.00	-100.00%

*. The Basket excludes cash dividend payments on stocks included in the Underliers.

(1) This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Principal Amount Security to the purchase price of $10 per Security.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX® supersectors in terms of free float market capitalization, which includes stocks selected from the Eurozone. The underlying index publisher with respect to the EURO STOXX 50® Index is STOXX® Limited, or any successor thereof. The EURO STOXX 50® Index was first published on February 26, 1998 with a base value of 1,000 as of December 31, 1991. The component stocks of the EURO STOXX 50® Index have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the EURO STOXX 50® Index for each quarter in the period from January 1, 2021 through August 13, 2026. The Closing Level of the EURO STOXX 50® Index on August 13, 2026 was 6,545.47. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the EURO STOXX 50® Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	3,926.20	3,481.44	3,919.21
4/1/2021	6/30/2021	4,158.14	3,924.80	4,064.30
7/1/2021	9/30/2021	4,246.13	3,928.53	4,048.08
10/1/2021	12/31/2021	4,401.49	3,996.41	4,298.41
1/1/2022	3/31/2022	4,392.15	3,505.29	3,902.52
4/1/2022	6/30/2022	3,951.12	3,427.91	3,454.86
7/1/2022	9/30/2022	3,805.22	3,279.04	3,318.20
10/1/2022	12/31/2022	3,986.83	3,331.53	3,793.62
1/1/2023	3/31/2023	4,315.05	3,856.09	4,315.05
4/1/2023	6/30/2023	4,408.59	4,218.04	4,399.09
7/1/2023	9/30/2023	4,471.31	4,129.18	4,174.66
10/1/2023	12/31/2023	4,549.44	4,014.36	4,521.44
1/1/2024	3/31/2024	5,083.42	4,403.08	5,083.42
4/1/2024	6/30/2024	5,100.90	4,839.14	4,894.02
7/1/2024	9/30/2024	5,067.45	4,571.60	5,000.45
10/1/2024	12/31/2024	5,041.01	4,729.71	4,895.98
1/1/2025	3/31/2025	5,540.69	4,871.45	5,248.39
4/1/2025	6/30/2025	5,454.65	4,622.14	5,303.24
7/1/2025	9/30/2025	5,529.96	5,165.60	5,529.96
10/1/2025	12/31/2025	5,796.22	5,515.09	5,791.41
1/1/2026	3/31/2026	6,173.32	5,501.28	5,569.73
4/1/2026	6/30/2026	6,328.09	5,633.22	6,328.09
7/1/2026	8/13/2026*	6,551.22	6,204.91	6,545.47

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 1, 2008 through August 13, 2026, based on information from Bloomberg. Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

Nikkei Stock Average

The Nikkei Stock Average, which we also refer to as the Nikkei 225 Index, is a stock index calculated, published and disseminated by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), which we refer to as Nikkei. The Nikkei Stock Average measures the composite price performance of 225 underlying stocks, which represent a broad cross-section of Japanese industries, trading on the Prime Market of the Tokyo Stock Exchange (the “TSE”). Stocks must be listed on the Prime Market of the TSE in order to be included in the Nikkei Stock Average. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei Stock Average) be included in the Nikkei Stock Average. Nikkei first calculated and published the Nikkei Stock Average in 1970. The 225 companies included in the Nikkei Stock Average are divided into six sector categories: technology, financials, consumer goods, materials, capital goods/others and transportation and utilities. For additional information about the Nikkei Stock Average, see the information set forth under “Nikkei Stock Average” in the accompanying index supplement.

Nikkei Inc. (“Nikkei”), the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nikkei. We disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225 Index. Nikkei has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, Nikkei has no relationship to us or the securities; it does not sponsor, endorse, authorize, sell or promote the securities, and has no obligation or liability in connection with the administration, marketing or trading of the securities or with the calculation of the return on your investment.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the Nikkei Stock Average for each quarter in the period from January 1, 2021 through August 13, 2026. The Closing Level of the Nikkei Stock Average on August 13, 2026 was 68,308.59. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the Nikkei Stock Average should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Nikkei Stock Average on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	30,467.75	27,055.94	29,178.80
4/1/2021	6/30/2021	30,089.25	27,448.01	28,791.53
7/1/2021	9/30/2021	30,670.10	27,013.25	29,452.66
10/1/2021	12/31/2021	29,808.12	27,528.87	28,791.71
1/1/2022	3/31/2022	29,332.16	24,717.53	27,821.43
4/1/2022	6/30/2022	28,246.53	25,748.72	26,393.04
7/1/2022	9/30/2022	29,222.77	25,935.62	25,937.21
10/1/2022	12/31/2022	28,383.09	26,093.67	26,094.50
1/1/2023	3/31/2023	28,623.15	25,716.86	28,041.48
4/1/2023	6/30/2023	33,706.08	27,472.63	33,189.04
7/1/2023	9/30/2023	33,753.33	31,450.76	31,857.62
10/1/2023	12/31/2023	33,681.24	30,526.88	33,464.17
1/1/2024	3/31/2024	40,888.43	33,288.29	40,369.44
4/1/2024	6/30/2024	39,838.91	37,068.35	39,583.08
7/1/2024	9/30/2024	42,224.02	31,458.42	37,919.55
10/1/2024	12/31/2024	40,281.16	37,808.76	39,894.54
1/1/2025	3/31/2025	40,083.30	35,617.56	35,617.56
4/1/2025	6/30/2025	40,487.39	31,136.58	40,487.39
7/1/2025	9/30/2025	45,754.93	39,459.62	44,932.63
10/1/2025	12/31/2025	52,411.34	44,550.85	50,339.48
1/1/2026	3/31/2026	58,850.27	50,339.48	51,063.72
4/1/2026	6/30/2026	72,366.34	52,463.27	70,062.32
7/1/2026	8/13/2026*	70,474.96	61,434.19	68,308.59

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Nikkei Stock Average from January 1, 2008 through August 13, 2026, based on information from Bloomberg. Past performance of the Nikkei Stock Average is not indicative of the future performance of the Nikkei Stock Average.

FTSE® 100 Index

The FTSE® 100 Index is a free-float-adjusted index which measures the composite price performance of stocks of the largest 100 blue-chip companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The underlying index publisher with respect to the FTSE® 100 Index is FTSE International Limited, or any successor thereof. The 100 stocks included in the FTSE® 100 Index (the “FTSE Underlying Stocks”) are selected from a reference group of stocks trading on the London Stock Exchange which are in turn selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks are selected from this reference group by selecting 100 stocks with the largest market value. For additional information about the FTSE® 100 Index, see the information set forth under “FTSE® 100 Index” in the accompanying index supplement.

“FTSE®” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited. For more information, see “FTSE® 100 Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the FTSE® 100 Index for each quarter in the period from January 1, 2021 through August 13, 2026. The Closing Level of the FTSE® 100 Index on August 13, 2026 was 10,772.67. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the FTSE® 100 Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the FTSE® 100 Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	6,873.26	6,407.46	6,713.63
4/1/2021	6/30/2021	7,184.95	6,737.30	7,037.47
7/1/2021	9/30/2021	7,220.14	6,844.39	7,086.42
10/1/2021	12/31/2021	7,420.69	6,995.87	7,384.54
1/1/2022	3/31/2022	7,672.40	6,959.48	7,515.68
4/1/2022	6/30/2022	7,669.56	7,016.25	7,169.28
7/1/2022	9/30/2022	7,550.37	6,881.59	6,893.81
10/1/2022	12/31/2022	7,573.05	6,826.15	7,451.74
1/1/2023	3/31/2023	8,014.31	7,335.40	7,631.74
4/1/2023	6/30/2023	7,914.13	7,446.14	7,531.53
7/1/2023	9/30/2023	7,731.65	7,256.94	7,608.08
10/1/2023	12/31/2023	7,733.24	7,291.28	7,733.24
1/1/2024	3/31/2024	7,952.62	7,446.29	7,952.62
4/1/2024	6/30/2024	8,445.80	7,820.36	8,164.12
7/1/2024	9/30/2024	8,379.64	8,008.23	8,236.95
10/1/2024	12/31/2024	8,385.13	8,025.77	8,173.02
1/1/2025	3/31/2025	8,871.31	8,173.02	8,582.81
4/1/2025	6/30/2025	8,884.92	7,679.48	8,760.96
7/1/2025	9/30/2025	9,350.43	8,774.69	9,350.43
10/1/2025	12/31/2025	9,940.71	9,354.57	9,931.38
1/1/2026	3/31/2026	10,910.55	9,894.15	10,176.45
4/1/2026	6/30/2026	10,667.63	10,195.37	10,497.12
7/1/2026	8/13/2026*	10,908.41	10,472.45	10,772.67

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the FTSE® 100 Index from January 1, 2008 through August 13, 2026, based on information from Bloomberg. Past performance of the FTSE® 100 Index is not indicative of the future performance of the FTSE® 100 Index.

Swiss Market Index®

The Swiss Market Index® represents more than 75% of the free-float capitalization of the Swiss equity market. The Swiss Market Index® consists of the 20 largest, most highly capitalized and liquid equities of the Swiss Performance Index® traded on the SIX Swiss Exchange. The composition of the Swiss Market Index® is reviewed annually, and in order to ensure a high degree of continuity in the composition of the Swiss Market Index®, the component stocks are subject to a special procedure for addition to or removal from the Swiss Market Index® based on free-float market capitalization and liquidity. The underlying index publisher with respect to the Swiss Market Index® is SIX Group Ltd., or any successor thereof. For additional information about the Swiss Market Index®, see the information set forth under “Swiss Market Index®” in the accompanying index supplement.

“Swiss Market Index®” and “SMI®” are trademarks of SIX Swiss Exchange. For more information, see “Swiss Market Index®” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the Swiss Market Index® for each quarter in the period from January 1, 2021 through August 13, 2026. The Closing Level of the Swiss Market Index® on August 13, 2026 was 14,475.13. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the Swiss Market Index® should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Swiss Market Index® on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	11,121.42	10,522.22	11,047.37
4/1/2021	6/30/2021	12,028.45	10,970.93	11,942.72
7/1/2021	9/30/2021	12,545.35	11,485.58	11,642.45
10/1/2021	12/31/2021	12,970.53	11,569.39	12,875.66
1/1/2022	3/31/2022	12,939.17	11,057.06	12,161.53
4/1/2022	6/30/2022	12,528.61	10,451.31	10,741.21
7/1/2022	9/30/2022	11,202.66	10,072.62	10,267.55
10/1/2022	12/31/2022	11,238.20	10,199.32	10,729.40
1/1/2023	3/31/2023	11,435.99	10,516.40	11,106.24
4/1/2023	6/30/2023	11,595.25	11,073.48	11,280.29
7/1/2023	9/30/2023	11,373.21	10,839.06	10,963.50
10/1/2023	12/31/2023	11,209.95	10,323.71	11,137.79
1/1/2024	3/31/2024	11,790.46	11,091.58	11,730.43
4/1/2024	6/30/2024	12,254.76	11,196.67	11,993.83
7/1/2024	9/30/2024	12,451.48	11,510.46	12,168.87
10/1/2024	12/31/2024	12,326.76	11,384.92	11,600.90
1/1/2025	3/31/2025	13,166.68	11,600.90	12,598.12
4/1/2025	6/30/2025	12,686.62	10,887.73	11,921.46
7/1/2025	9/30/2025	12,383.47	11,755.32	12,109.42
10/1/2025	12/31/2025	13,267.48	12,234.50	13,267.48
1/1/2026	3/31/2026	14,014.30	12,320.99	12,776.79
4/1/2026	6/30/2026	14,231.96	12,790.35	14,193.92
7/1/2026	8/13/2026*	14,633.70	14,114.00	14,475.13

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Swiss Market Index® from January 1, 2008 through August 13, 2026, based on information from Bloomberg. Past performance of the Swiss Market Index® is not indicative of the future performance of the Swiss Market Index®.

S&P®/ASX 200 Index

The S&P®/ASX 200 Index is Australia’s large capitalization tradable equity index and Australia’s institutional benchmark. The S&P®/ASX 200 Index is composed of the 200 largest and most liquid index-eligible stocks listed in the Exchange by float-adjusted market capitalization. The underlying index publisher with respect to the S&P®/ASX 200 Index is S&P® Dow Jones Indices LLC, or any successor thereof. For additional information about the S&P®/ASX 200 Index, see the information set forth under “S&P®/ASX 200 Index” in the accompanying index supplement.

“S&P®” is a trademark of Standard and Poor’s Financial Services LLC. For more information, see “S&P®/ASX 200 Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the S&P®/ASX 200 Index for each quarter in the period from January 1, 2021 through August 13, 2026. The Closing Level of the S&P®/ASX 200 Index on August 13, 2026 was 9,188.494. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the S&P®/ASX 200 Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the S&P®/ASX 200 Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	6,917.274	6,607.054	6,790.667
4/1/2021	6/30/2021	7,386.174	6,828.694	7,313.023
7/1/2021	9/30/2021	7,628.923	7,196.713	7,332.159
10/1/2021	12/31/2021	7,513.373	7,185.545	7,444.642
1/1/2022	3/31/2022	7,589.757	6,838.282	7,499.588
4/1/2022	6/30/2022	7,592.790	6,433.368	6,568.063
7/1/2022	9/30/2022	7,127.684	6,462.027	6,474.198
10/1/2022	12/31/2022	7,354.418	6,456.866	7,038.688
1/1/2023	3/31/2023	7,558.108	6,898.507	7,177.754
4/1/2023	6/30/2023	7,381.515	7,078.654	7,203.299
7/1/2023	9/30/2023	7,455.917	7,004.033	7,048.637
10/1/2023	12/31/2023	7,614.278	6,772.927	7,590.818
1/1/2024	3/31/2024	7,896.858	7,346.477	7,896.858
4/1/2024	6/30/2024	7,887.869	7,567.283	7,767.470
7/1/2024	9/30/2024	8,269.830	7,649.556	8,269.830
10/1/2024	12/31/2024	8,495.217	8,066.962	8,159.143
1/1/2025	3/31/2025	8,555.806	7,749.066	7,843.424
4/1/2025	6/30/2025	8,592.103	7,343.255	8,542.270
7/1/2025	9/30/2025	9,019.088	8,538.580	8,848.774
10/1/2025	12/31/2025	9,094.711	8,416.501	8,714.308
1/1/2026	3/31/2026	9,200.890	8,365.916	8,481.775
4/1/2026	6/30/2026	8,978.689	8,496.576	8,778.678
7/1/2026	8/13/2026*	9,271.610	8,722.907	9,188.494

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the S&P®/ASX 200 Index from January 1, 2008 through August 13, 2026, based on information from Bloomberg. Past performance of the S&P®/ASX 200 Index is not indicative of the future performance of the S&P®/ASX 200 Index.

Additional Terms of the Securities

If the terms discussed in this pricing supplement differ from those discussed in the prospectus supplement, index supplement, tax supplement or prospectus, the terms contained in this pricing supplement will control.

Some Definitions

We have defined some of the terms that we use frequently in this pricing supplement below:

♦“Closing Level” means, on any Index Business Day for an Underlier, the closing value of such Underlier, or any Successor Underlier (as defined under “—Discontinuance of an Underlier; Alteration of Method of Calculation” below) published at the regular weekday close of trading on such Index Business Day by the Underlier Publisher for such Underlier. In certain circumstances, the Closing Level for an Underlier will be based on the alternate calculation of such Underlier as described under “—Discontinuance of an Underlier; Alteration of Method of Calculation.”

♦“Underlier Publisher” means, with respect to the SX5E Index, STOXX® Limited or any successor thereto; with respect to the NKY Index, Nikkei Inc. or any successor thereto; with respect to the UKX Index, FTSE Russell or any successor thereto; with respect to the SMI Index, SIX Group Ltd. or any successor thereto; and with respect to the AS51 Index, S&P Dow Jones Indices LLC or any successor thereto.

♦“Index Business Day” means, with respect to each Underlier, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange, other than a day on which trading on any Relevant Exchange is scheduled to close prior to the time of the posting of its regular final weekday closing price.

♦“Market Disruption Event” means, with respect to each Underlier:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of such Underlier (or Successor Underlier (as defined below under “—Discontinuance of an Underlier; Alteration of Method of Calculation”)) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange, or

(b) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of such Underlier (or Successor Underlier) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such Underlier (or Successor Underlier) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time with respect to any Underlier, if trading in a security included in such Underlier is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such Underlier shall be based on a comparison of (x) the portion of the value of such Underlier attributable to that security relative to (y) the overall value of such Underlier, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred with respect to any Underlier: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such Underlier by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such Underlier and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to such Underlier are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

♦“Relevant Exchange” means, with respect to each Underlier, the primary exchange(s) or market(s) of trading for (i) any security then included in such Underlier, or any Successor Underlier, and (ii) any futures or options contracts related to such Underlier or to any security then included in such Underlier.

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not an Index Business Day with respect to any Underlier or if a Market Disruption Event occurs on such date with respect to any Underlier, the Closing Level with respect to such affected Underlier (but not the unaffected Underliers) for such date will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event occurs with respect to such affected Underlier. The Final Basket Level will be determined on the date on which the Closing Level for each of the Underliers for such date has been determined; provided that the Closing Level for any affected Underlier with respect to the Final Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Final Valuation Date. If such date is not an Index Business Day or if there is a Market Disruption Event with respect to the affected Underlier on such date, the Calculation Agent will determine the Closing Level of such Underlier on such date in accordance with the formula for calculating such Underlier last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting such Underlier.

If the Final Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date, as postponed.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

othe lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus othe reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

ono quotation of the kind referred to above is obtained, or

oevery quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

oA-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

oP-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of an Underlier; Alteration of Method of Calculation

If an Underlier Publisher of the relevant Underlier discontinues publication of such Underlier and the Underlier Publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such discontinued Underlier (such index being referred to herein as a “Successor Underlier”), then any subsequent Closing Level for the discontinued Underlier will be determined by reference to the published value of such Successor Underlier at the regular weekday close of trading on any Index Business Day that the Closing Level for such Underlier is to be determined, and, to the extent the Closing Level of the Successor Underlier differs from the Closing Level of the relevant Underlier at the time of such substitution, proportionate adjustments will be made by the Calculation Agent for purposes of calculating payments on the Securities.

Upon any selection by the Calculation Agent of a Successor Underlier, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If an Underlier Publisher discontinues publication of the relevant Underlier prior to, and such discontinuance is continuing on, the Final Valuation Date and the Calculation Agent determines, in its sole discretion, that no Successor Underlier is available at such time, then the Calculation Agent will determine the Closing Level for such Underlier for such date. The Closing Level of such Underlier will be computed by the Calculation Agent in accordance with the formula for and method of calculating such Underlier last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on the Final Valuation Date of each security most recently constituting such Underlier without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of any Underlier may adversely affect the value of the Securities.

If at any time the method of calculating an Underlier or Successor Underlier, or the value thereof, is changed in a material respect, or if an Underlier or Successor Underlier is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Closing Level for such index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such Underlier or Successor Underlier, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Closing Level with reference to such Underlier or Successor Underlier, as adjusted. Accordingly, if the method of calculating such Underlier or Successor Underlier is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in such index), then the Calculation Agent will adjust such index in order to arrive at a value of such Underlier or Successor Underlier as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Levels, the Final Levels, the Final Basket Level, the Basket Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Basket Level or whether a Market Disruption Event has occurred. See “—Discontinuance of an Underlier; Alteration of Method of Calculation,” and the definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Valuation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Valuation Date as postponed.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to each stated principal amount of the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the constituent stocks of the Underliers, in futures or options contracts on the Underliers or the constituent stocks of the Underliers, as well as in other instruments related to the Underliers that they may wish to use in connection with such hedging. Such purchase activity could increase the Initial Levels of the Underliers, and, therefore, could increase the levels at or above which the Underliers must close on the Final Valuation Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Valuation Date, by purchasing and selling the constituent stocks of the Underliers, futures or options contracts on the Underliers or the constituent stocks of the Underliers, as well as other instruments related to the Underliers that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the levels of the Underliers, and, therefore, adversely affect the value of the Securities or the amount payable at maturity, if any.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.35 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the constituent stocks of the Underliers in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Forms of Securities—The Depositary” and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such Securities (the “master note”), and such Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the securities (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.